Exhibit 99.1

News Release

Coca-Cola Consolidated Announces Dividend Increase
and Share Repurchase Program

■Quarterly dividend increased to $2.50 per share, up from $0.50 per share
■Board of Directors approves $1.0 billion share repurchase program

CHARLOTTE, August 20, 2024 – Coca‑Cola Consolidated, Inc. (NASDAQ: COKE) announced today that its Board of Directors increased the Company’s quarterly dividend to $2.50 per share (up from $0.50 per share). The increased dividend will be payable November 8, 2024 to Common Stock and Class B Common Stock stockholders of record as of October 25, 2024.

The Company’s Board of Directors also approved a $1.0 billion share repurchase program for the Company’s Common Stock. The authorization to repurchase shares is at management’s discretion with respect to the timing and amount of the repurchases.

“As we’ve previously stated, the progress we’ve made improving our profitability and strengthening our balance sheet allows us to reinvest in our business and our teammates while taking steps to build long-term value for our stockholders,” said J. Frank Harrison, III, Chairman and Chief Executive Officer. “Our strong financial performance supports increasing our quarterly dividend and establishing a share repurchase program, which aligns with our commitment to return cash to our stockholders over time.”

CONTACTS:
Ashley Brown (Media)	Scott Anthony (Investors)
Director, External Communications	Executive Vice President & Chief Financial Officer
(803) 979-2849	(704) 557-4633
Ashley.Brown@cokeconsolidated.com	Scott.Anthony@cokeconsolidated.com

About Coca-Cola Consolidated, Inc.
Coca‑Cola Consolidated is the largest Coca‑Cola bottler in the United States. Our Purpose is to honor God in all we do, to serve others, to pursue excellence and to grow profitably. For over 122 years, we have been deeply committed to the consumers, customers and communities we serve and passionate about the broad portfolio of beverages and services we offer. We make, sell and distribute beverages of The Coca‑Cola Company and other partner companies in more than 300 brands and flavors across 14 states and the District of Columbia, to approximately 60 million consumers.

Headquartered in Charlotte, N.C., Coca‑Cola Consolidated is traded on The Nasdaq Global Select Market under the symbol “COKE”. More information about the Company is available at www.cokeconsolidated.com. Follow Coca‑Cola Consolidated on Facebook, X, Instagram and LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this news release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Forward-looking statements include those statements that do not relate strictly to historical or current facts. The words “anticipate,” “believe,” “expect,” “intend,” “project,” “may,” “will,” “should,” “could” and similar expressions are intended to identify forward-looking statements. While the Company has based these forward-looking statements on its current beliefs and expectations, these forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions that may cause the Company’s actual business, financial condition or results of operation to be materially different from those expressed or implied by such forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including the “Risk Factors” section of the Company’s Annual Reports on Form 10-K and other filings the Company makes with the SEC. The Company does not undertake any obligation to update forward-looking statements except as required by applicable law.